Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces First Quarter 2026 Financial Results

CHICAGO— (May 7, 2026) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its financial results for the first quarter ended March 31, 2026.

Peter Sack, Co-Chief Executive Officer, noted, “Chicago Atlantic  delivered stable results for the first quarter of 2026 in an unstable macro environment by continuing to differentiate ourselves from other capital providers. Sourcing loans with shorter durations that are not broadly marketed and backed by operators and facilities that are profitable and diversified across geographies and distribution channels has kept our portfolio relatively insulated from the current pressures impacting the broader private credit markets. With 100% of our loans protected by either fixed rates or floating rates with floors at or above the Prime rate, we have been able to generate a consistent weighted average portfolio yield. We remain encouraged by opportunities for the cannabis industry, and the rescheduling of medical cannabis from Schedule I to Schedule III by an order of the Federal government last month marks the most significant federal policy for the industry in its history. We expect this order, when implemented, to strengthen operator balance sheets and improve cash flows which would improve the credit profiles of our borrowers. We look forward to the establishment of a framework in upcoming months for the new policy.”

Quarterly Results of Operations

	For the three months ended
	March 31, 2026		December 31, 2025		March 31, 2025
	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share
OPERATING RESULTS
Net interest income	$13,124,086	$0.61	$14,238,203	$0.66	$13,041,933	$0.61
Total expenses before provision for expected credit losses	$4,239,871	$0.20	$5,981,137	$0.28	$4,073,897	$0.19
Net income	$4,840,364	$0.23	$8,157,249	$0.38	$10,041,312	$0.47
(Benefit) provision for current expected credit losses	$3,837,851	$0.18	$99,817	$0.00	$(1,073,276)	$(0.05)
Distributable earnings - basic	$9,833,020	$0.47	$9,251,310	$0.44	$9,727,657	$0.47
Distributable earnings - diluted	$9,833,020	$0.46	$9,251,310	$0.43	$9,727,657	$0.46
Diluted weighted average shares of common stock outstanding	21,484,118	-	21,485,739	-	21,264,891	-
Regular dividends declared	$9,907,728	$0.47	$9,907,728	$0.47	9,820,079	$0.47

PORTFOLIO PERFORMANCE
Total loan principal outstanding	$413,589,833		$411,075,088		$407,011,816
Portfolio companies	25		26		30
Unfunded commitments	$4,450,293		$31,116,960		$19,795,000
Gross unlevered weighted average yield to maturity	15.8%		16.3%		16.9%
Aggregate loan portfolio bearing a variable interest rate	64.8%		62.4%		58.5%
Book value per share	$14.39		$14.60		$14.87
Debt/equity ratio	38.4%		32.0%		28.0%

Portfolio Activity

The following table summarizes the Company’s primary investment activities:

Three months ended March 31, 2026
	Principal	Portfolio Companies
Loans Outstanding December 31, 2025	$411,075,088	26
Principal Advances[1]
New portfolio companies	16,211,500	1
Existing portfolio companies	37,868,649	4
	54,080,149
Scheduled Principal Repayments
New portfolio companies	-
Existing portfolio companies	(3,349,541)	11
	(3,349,541)
Unscheduled Principal Repayments
New portfolio companies	-
Existing portfolio companies	(48,215,862)	5
	(48,215,862)

Net change in principal outstanding	2,514,745
Loans Outstanding March 31, 2026	$413,589,833	25

[1]	Principal advances include capitalized paid-in-kind (“PIK”) interest and/or other fees, if any, that were capitalized to the outstanding loan balance of the subject loan(s).

Capital Activity

●	As of March 31, 2026, the Company had approximately $117.1 million of total drawn leverage, comprised of $67.1 million drawn on the secured revolving credit facility and $50.0 million of outstanding senior unsecured notes due 2028.

●	As of May 7, 2026, the Company has $59.0 million available on its secured revolving credit facility, and total liquidity, net of estimated liabilities, of approximately $54 million.

2026 Outlook

Chicago Atlantic offered the following outlook for full year 2026:

●	The Company expects to maintain a dividend payout ratio based on Distributable Earnings per weighted average diluted share of approximately 90% to 100% on a full year basis.

●	If the Company’s taxable income requires additional distribution in excess of the regular quarterly dividend, in order to meet its 2026 taxable income distribution requirements, the Company expects to meet that requirement with a special dividend in the fourth quarter of 2026.

Conference Call and Quarterly Earnings Supplemental Details

Chicago Atlantic will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (833) 630-1956 (international callers: 412-317-1837). The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.refi.reit. The online replay will be available approximately one hour after the end of the call and archived for one year.

Chicago Atlantic posted its First Quarter 2026 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has offices in Chicago, Miami, New York, and London.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

Lisa Kampf

SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Loans held for investment	$332,462,151	$332,772,244
Loans held for investment - related party	76,775,335	76,183,323
Loans held for investment, at carrying value	409,237,486	408,955,567
Current expected credit loss reserve	(8,680,583)	(5,062,785)
Loans held for investment at carrying value, net	400,556,903	403,892,782
Cash and cash equivalents	27,855,945	14,948,884
Interest receivable	4,907,288	4,009,800
Other receivables and assets, net	2,562,700	874,245
Related party receivables	65,776	1,189,937
Total Assets	$435,948,612	$424,915,648

Liabilities
Revolving loan	$67,050,000	$49,100,000
Notes payable, net	49,393,248	49,334,459
Dividend payable	11,347,028	11,157,220
Related party payables	1,453,942	2,214,920
Management and incentive fees payable	1,719,495	3,098,576
Interest payable	310,106	1,348,334
Accounts payable and other liabilities	1,242,135	834,977
Interest reserve	10,000	12,686
Total Liabilities	132,525,954	117,101,172
Commitments and contingencies

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 21,080,272 and 21,080,272 shares issued and outstanding, respectively	210,803	210,803
Additional paid-in-capital	323,991,208	323,125,854
Accumulated deficit	(20,779,353)	(15,522,181)
Total stockholders’ equity	303,422,658	307,814,476

Total liabilities and stockholders’ equity	$435,948,612	$424,915,648

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended March 31,
	2026	2025
Revenues
Interest income	$15,164,688	$15,107,315
Interest expense	(2,040,602)	(2,065,382)
Net interest income	13,124,086	13,041,933

Expenses
Management and incentive fees, net	1,719,495	1,735,533
General and administrative expense	1,151,474	1,196,106
Professional fees	503,548	492,946
Stock based compensation	865,354	649,312
Provision (benefit) for current expected credit losses	3,837,851	(1,073,276)
Total expenses	8,077,722	3,000,621
Change in unrealized loss on investment	(206,000)	-
Realized gain on debt securities, at fair value	-	-
Net income before income taxes	4,840,364	10,041,312
Income tax expense	-	-
Net income	$4,840,364	$10,041,312

Earnings per common share:
Basic earnings per common share	$0.23	$0.48
Diluted earnings per common share	$0.23	$0.47

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	21,080,272	20,858,466
Diluted weighted average shares of common stock outstanding	21,484,118	21,264,891

Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings to evaluate our performance. Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We believe providing Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K for the year ended December 31, 2025, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons. Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings may not be comparable to similar measures presented by other REITs.

	Three months ended
	March 31, 2026 (unaudited)	March 31, 2025 (unaudited)
Net Income	$4,840,364	$10,041,312
Adjustments to net income
Stock based compensation	865,354	649,312
Amortization of debt issuance costs	83,451	110,309
Provision (benefit) for current expected credit losses	3,837,851	(1,073,276)
Change in unrealized loss on investment	206,000	-
Distributable Earnings	$9,833,020	$9,727,657
Basic weighted average shares of common stock outstanding (in shares)	21,080,272	20,858,466
Basic Distributable Earnings per Weighted Average Share	$0.47	$0.47
Diluted weighted average shares of common stock outstanding (in shares)	21,484,118	21,264,891
Diluted Distributable Earnings per Weighted Average Share	$0.46	$0.46